Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2024 FISCAL FIRST QUARTER

Sioux Falls, S.D., January 24, 2024 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $27.7 million, or $1.06 per share, for the three months ended December 31, 2023, compared to net income of $27.8 million, or $0.98 per share, for the three months ended December 31, 2022. For the fiscal quarter ended December 31, 2022, the Company recognized adjusted net income of $23.2 million, or $0.81 per share, when adjusting for the gain on sale of names and trademarks, expenses related to rebranding efforts and separation expense. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “We are very pleased with our results in the first quarter and have started off the year by laying the groundwork to deliver on our strategic goals for the year – building Banking as a Service ("BaaS") into a one stop shop for our partners and smart growth in Commercial Finance to help ensure appropriate yields for the financial environment. We delivered net interest income growth of 31% compared to the prior year’s quarter and continue to be in a strong liquidity position. Looking forward, we have a healthy BaaS pipeline and are aiming to add recurring fee revenue that will drive sustainable net income.”

Company Highlights
•On January 16, 2024, the Company announced a multi-year extension with an a long-standing partner that allows for collaboration on product innovation and expanded product offerings for a range of programs in market and under development.
Financial Highlights for the 2024 Fiscal First Quarter
•Total revenue for the first quarter was $162.8 million, an increase of $13.0 million, or 9%, compared to the same quarter in fiscal 2023, driven by an increase in net interest income, partially offset by a decrease in noninterest income.
•Net interest margin ("NIM") increased 61 basis points to 6.23% for the first quarter from 5.62% during the same period last year, primarily driven by increased yields and an improved earning asset mix from the continued optimization of the portfolio. When including contractual, rate-related processing expense, NIM would have been 4.71% in the fiscal 2024 first quarter compared to 4.68% during the fiscal 2023 first quarter. See non-GAAP reconciliation table below.
•Total gross loans and leases at December 31, 2023 increased $916.6 million to $4.43 billion compared to December 31, 2022 and increased $60.2 million when compared to September 30, 2023. The increase compared to the prior year quarter was primarily due to growth in the commercial, consumer, and warehouse finance loan portfolios. The primary driver for the sequential increase was growth in seasonal consumer finance loans related to a tax partnership.
•During the 2024 fiscal first quarter, the Company repurchased 232,588 shares of common stock at an average share price of $47.25. An additional 342,300 shares of common stock were repurchased at an average price of $51.01 in January 2024 through January 19, 2024. As of January 19, 2024, there were 8,091,548 shares available for repurchase under the current common stock share repurchase programs.
•The Company is reiterating fiscal year 2024 GAAP earnings per diluted share guidance of $6.20 to $6.70. See Outlook section below.

Net Interest Income
Net interest income for the first quarter of fiscal 2024 was $110.0 million, an increase of 31% from the same quarter in fiscal 2023. The increase was mainly attributable to increased yields, higher interest-earning asset balances and an improved earning asset mix.
The Company’s average interest-earning assets for the first quarter of fiscal 2024 increased by $1.10 billion to $7.03 billion compared to the same quarter in fiscal 2023, primarily due to growth in loans and leases and an increase in cash balances, partially offset by a decrease in total investment security balances. The first quarter average outstanding balance of loans and leases increased $1.01 billion compared to the same quarter of the prior fiscal year, primarily due to an increase in commercial, consumer, and warehouse finance portfolios.
Fiscal 2024 first quarter NIM increased to 6.23% from 5.62% in the first fiscal quarter of last year. When including contractual, rate-related processing expense, NIM would have been 4.71% in the fiscal 2024 first quarter compared to 4.68% during the fiscal 2023 first quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 87 basis points to 6.57% compared to the prior year quarter, driven by an increase in loan and lease, investment securities and cash yields. The yield on the loan and lease portfolio was 8.33% compared to 7.70% for the comparable period last year and the TEY on the securities portfolio was 3.15% compared to 2.76% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.35% during the fiscal 2024 first quarter, as compared to 0.07% during the prior year quarter. The Company's overall cost of deposits was 0.21% in the fiscal first quarter of 2024, as compared to 0.01% during the prior year quarter. When including contractual, rate-related processing expense, the Company's overall cost of deposits was 1.84% in the fiscal 2024 first quarter, as compared to 1.00% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2024 first quarter noninterest income decreased 20% to $52.8 million, compared to $65.8 million for the same period of the prior year. The decrease was primarily attributable to the $10.0 million gain on sale of trademarks recognized during the prior year period, along with a decrease in card and deposit fees. The period-over-period decrease was partially offset by increases in gain on sale of other, other income, and rental income. The increase in gain on sale of other was driven by a $2.5 million gain related to an investment in the Pathward Venture Capital business.
The decrease in card and deposit fee income was primarily related to servicing fee income on off-balance sheet deposits, which totaled $5.1 million during the 2024 fiscal first quarter, as compared to $7.8 million for the fiscal quarter ended September 30, 2023 and $12.9 million for the same period of the prior year. The decrease in servicing fee income was due to a reduction in off-balance sheet deposits that the Company manages at other banks.
Noninterest Expense
Noninterest expense increased 14% to $119.3 million for the fiscal 2024 first quarter, from $105.1 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, compensation and benefits expense, other expense, operating lease equipment depreciation, and occupancy and equipment expense. The period-over-period increase was partially offset by a decrease in legal and consulting expense.
The card processing expense increase was due to rate-related agreements with BaaS partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index is based on a percentage of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 53% of the deposit portfolio was subject to these rate-related processing expenses during the fiscal 2024 first quarter. For the fiscal quarter ended December 31, 2023, contractual, rate-related processing expenses were $26.8 million, as compared to $22.5 million for the fiscal quarter ended September 30, 2023, and $14.0 million for the fiscal quarter ended December 31, 2022.

Income Tax Expense
The Company recorded income tax expense of $5.7 million, representing an effective tax rate of 17.0%, for the fiscal 2024 first quarter, compared to $6.6 million, representing an effective tax rate of 18.8%, for the first quarter last fiscal year. The current quarter decrease in income tax expense compared to the prior year quarter was primarily due to an increase in investment tax credits recognized ratably.
The Company originated $12.2 million in renewable energy leases during the fiscal 2024 first quarter, resulting in $4.4 million in total net investment tax credits. During the first quarter of fiscal 2023, the Company originated $11.4 million in renewable energy leases resulting in $3.1 million in total net investment tax credits. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, adverse developments in the financial services industry generally, inflation, competition, and other factors detailed below under “Forward-looking Statements.”
The Company is reiterating fiscal year 2024 GAAP earnings per diluted share guidance of $6.20 to $6.70. As part of this guidance, the Company is reiterating its annual effective tax rate in fiscal year 2024 to a range between 16% and 20%.
Investments, Loans and Leases

(Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total investments	$1,886,021	$1,840,819	$1,951,996	$1,864,276	$1,888,343

Loans held for sale
Term lending	2,500	—	3,000	—	—
Lease financing	778	—	—	—	—
Consumer Finance	66,240	77,779	84,351	24,780	17,148
Total loans held for sale	69,518	77,779	87,351	24,780	17,148

Term lending	1,452,274	1,308,133	1,253,841	1,235,453	1,160,100
Asset-based lending	379,681	382,371	373,160	377,965	359,516
Factoring	335,953	358,344	351,133	338,884	338,594
Lease financing	188,889	183,392	201,996	170,645	189,868
Insurance premium finance	671,035	800,077	666,265	437,700	436,977
SBA/USDA	546,048	524,750	422,389	405,612	357,084
Other commercial finance	160,628	166,091	171,954	166,402	164,734
Commercial finance	3,734,508	3,723,158	3,440,738	3,132,661	3,006,873
Consumer finance	301,510	254,416	200,121	148,648	186,930
Tax services	33,435	5,192	47,194	61,553	30,364
Warehouse finance	349,911	376,915	380,458	377,036	279,899
Total loans and leases	4,419,364	4,359,681	4,068,511	3,719,898	3,504,066
Net deferred loan origination costs	6,917	6,435	4,388	5,718	5,664
Total gross loans and leases	4,426,281	4,366,116	4,072,899	3,725,616	3,509,730
Allowance for credit losses	(53,785)	(49,705)	(81,916)	(84,304)	(52,592)
Total loans and leases, net	$4,372,496	$4,316,411	$3,990,983	$3,641,312	$3,457,138

The Company's investment security balances at December 31, 2023 totaled $1.89 billion, as compared to $1.84 billion at September 30, 2023 and $1.89 billion at December 31, 2022.
Total gross loans and leases totaled $4.43 billion at December 31, 2023, as compared to $4.37 billion at September 30, 2023 and $3.51 billion at December 31, 2022. The primary drivers for the sequential increase were an increase in consumer finance loans, seasonal tax services loans, and commercial finance loans. This was partially offset by a decrease in warehouse finance loans. The year-over-year increase was due to increases in commercial finance, consumer finance, warehouse finance, and seasonal tax services loans.
Commercial finance loans, which comprised 85% of the Company's loan and lease portfolio, totaled $3.73 billion at December 31, 2023, reflecting an increase of $11.4 million from September 30, 2023 and an increase of $727.6 million, or 24%, from December 31, 2022. The sequential increase in commercial finance loans was primarily driven by a $144.1 million increase in the term lending portfolio and a $21.3 million increase in the SBA/USDA portfolio, partially offset by a $129.0 million decrease in the insurance premium finance portfolio. The increase in commercial finance loans when comparing the current period to the same period of the prior year was primarily driven by increases in the term lending, insurance premium finance, SBA/USDA, and asset-based lending portfolios, partially offset by reductions in the factoring and other commercial finance portfolios.
Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $53.8 million at December 31, 2023, an increase compared to $49.7 million at September 30, 2023 and an increase compared to $52.6 million at December 31, 2022. The increase in the ACL at December 31, 2023, when compared to September 30, 2023, was primarily due to a $2.0 million increase in the allowance related to the consumer finance portfolio and a $1.6 million increase in the allowance related to the commercial finance portfolio.
The $1.2 million year-over-year increase in the ACL was primarily driven by a $1.5 million increase in the allowance related to the consumer finance portfolio and a $0.1 million increase in the allowance related to the warehouse finance portfolio, partially offset by a $0.3 million decrease in the allowance related to the commercial finance portfolio and a $0.1 million decrease in the allowance related to the seasonal tax services portfolio. The year-over-year increase in the allowance related to the consumer finance portfolio was primarily attributable to seasonal activity and loan growth in the portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Commercial finance	1.30%	1.26%	1.35%	1.53%	1.62%
Consumer finance	1.45%	0.92%	0.92%	1.99%	1.54%
Tax services	1.51%	0.04%	70.20%	53.77%	2.01%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.22%	1.14%	2.01%	2.27%	1.50%
Total loans and leases excluding tax services	1.21%	1.14%	1.21%	1.40%	1.50%

The Company's ACL as a percentage of total loans and leases increased to 1.22% at December 31, 2023 from 1.14% at September 30, 2023. The increase in the total loans and leases coverage ratio was primarily driven by an increase in the consumer finance portfolio due to seasonal activity and an increase in the seasonal tax services portfolio. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Beginning balance	$49,705	$81,916	$45,947
Provision (reversal of) - tax services loans	1,356	2,945	1,637
Provision (reversal of) - all other loans and leases	8,210	6,124	8,226
Charge-offs - tax services loans	(1,145)	(36,606)	(1,731)
Charge-offs - all other loans and leases	(5,725)	(6,227)	(2,708)
Recoveries - tax services loans	294	531	698
Recoveries - all other loans and leases	1,090	1,022	523
Ending balance	$53,785	$49,705	$52,592

The Company recognized a provision for credit losses of $9.9 million for the quarter ended December 31, 2023, compared to $9.8 million for the comparable period in the prior fiscal year. Net charge-offs were $5.5 million for the quarter ended December 31, 2023, compared to $3.2 million for the quarter ended December 31, 2022. Net charge-offs attributable to the commercial finance, tax services, and consumer finance portfolios for the current quarter were $4.6 million, $0.8 million, and $0.1 million, respectively. Net charge-offs attributable to the commercial finance, tax services, and consumer finance portfolios for the same quarter of the prior year were $2.0 million, $1.0 million, and $0.2 million, respectively.
The Company's past due loans and leases were as follows for the periods presented.

As of December 31, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$1,173	$786	$661	$2,620	$66,898	$69,518	$661	$—	$661

Commercial finance	33,406	8,341	20,854	62,601	3,671,907	3,734,508	7,977	28,099	36,076
Consumer finance	4,258	3,345	2,859	10,462	291,048	301,510	2,859	—	2,859
Tax services	—	—	—	—	33,435	33,435	—	—	—
Warehouse finance	—	—	—	—	349,911	349,911	—	—	—
Total loans and leases held for investment	37,664	11,686	23,713	73,063	4,346,301	4,419,364	10,836	28,099	38,935

Total loans and leases	$38,837	$12,472	$24,374	$75,683	$4,413,199	$4,488,882	$11,497	$28,099	$39,596

As of September 30, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$626	$549	$306	$1,481	$76,298	$77,779	$306	$—	$306

Commercial finance	23,434	9,143	20,352	52,929	3,670,229	3,723,158	11,242	37,372	48,614
Consumer finance	2,992	2,425	2,210	7,627	246,789	254,416	2,210	—	2,210
Tax services	—	—	5,082	5,082	110	5,192	5,082	—	5,082
Warehouse finance	—	—	—	—	376,915	376,915	—	—	—
Total loans and leases held for investment	26,426	11,568	27,644	65,638	4,294,043	4,359,681	18,534	37,372	55,906

Total loans and leases	$27,052	$12,117	$27,950	$67,119	$4,370,341	$4,437,460	$18,840	$37,372	$56,212
The Company's nonperforming assets at December 31, 2023 were $42.4 million, representing 0.53% of total assets, compared to $58.0 million, or 0.77% of total assets at September 30, 2023 and $45.0 million, or 0.68% of total assets at December 31, 2022.
The decrease in the nonperforming assets as a percentage of total assets at December 31, 2023 compared to September 30, 2023, was primarily driven by a workout of a previously announced relationship within the commercial finance portfolio. When comparing the current period to the same period of the prior year, the decrease in nonperforming assets was primarily due to a decrease in nonperforming loans in the commercial finance portfolio, partially offset by a slight increase in nonperforming loans in the consumer finance portfolio.
The Company's nonperforming loans and leases at December 31, 2023, were $39.6 million, representing 0.88% of total gross loans and leases, compared to $56.2 million, or 1.26% of total gross loans and leases at September 30, 2023 and $40.9 million, or 1.16% of total gross loans and leases at December 31, 2022.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of December 31, 2023
Commercial finance	$2,895,451	$544,287	$86,942	$197,682	$10,146	$3,734,508
Warehouse finance	349,911	—	—	—	—	349,911
Total loans and leases	$3,245,362	$544,287	$86,942	$197,682	$10,146	$4,084,419

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2023
Commercial finance	$2,845,587	$559,112	$102,111	$208,193	$8,155	$3,723,158
Warehouse finance	376,915	—	—	—	—	376,915
Total loans and leases	$3,222,502	$559,112	$102,111	$208,193	$8,155	$4,100,073

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2024 first quarter increased by $921.5 million to $6.56 billion compared to the same period in fiscal 2023. The increase in average deposits was primarily due to increases in noninterest bearing deposits, wholesale deposits, and money market deposits partially offset by a decrease in savings deposits and time deposits.
The average balance of total deposits and interest-bearing liabilities was $6.71 billion for the three-month period ended December 31, 2023, compared to $5.70 billion for the same period in the prior fiscal year, representing an increase of 18%.
Total end-of-period deposits increased 20% to $6.94 billion at December 31, 2023, compared to $5.79 billion at December 31, 2022. The increase in end-of-period deposits was primarily driven by increases in noninterest-bearing deposits of $969.7 million, wholesale deposits of $136.0 million, and money market deposits of $51.4 million, partially offset by decreases in savings deposits of $8.2 million and time deposits of $2.0 million.
As of December 31, 2023, the Company had $837.6 million in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $334.5 million are on activated cards while $503.1 million are on inactivated cards. During the remainder of fiscal year 2024, these deposit balances are expected to decline by approximately $310 million as the Company actively returns unclaimed balances to the U.S. Treasury.
As of December 31, 2023, the Company managed $1.1 billion of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with excess deposits that can earn servicing fee income, typically reflective of the EFFR.
Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at December 31, 2023, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow. The Company does not intend to sell these securities, or recognize the unrealized losses on its income statement, to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	December 31, 2023(1)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Company
Tier 1 leverage capital ratio	7.96%	8.11%	8.40%	7.53%	8.37%
Common equity Tier 1 capital ratio	11.43%	11.25%	11.52%	12.05%	12.31%
Tier 1 capital ratio	11.69%	11.50%	11.79%	12.35%	12.63%
Total capital ratio	13.12%	12.84%	13.45%	14.06%	14.29%
Bank
Tier 1 leverage ratio	8.15%	8.32%	8.67%	7.79%	8.68%
Common equity Tier 1 capital ratio	11.97%	11.81%	12.17%	12.77%	13.09%
Tier 1 capital ratio	11.97%	11.81%	12.17%	12.77%	13.09%
Total capital ratio	13.01%	12.76%	13.42%	14.03%	14.29%
(1) December 31, 2023 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total stockholders' equity	$729,282	$650,625	$677,721	$673,244	$659,133
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	297,283	297,679	298,092	298,390	298,788
LESS: Certain other intangible assets	20,093	21,228	22,372	23,553	25,053
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	20,253	19,679	12,157	13,219	16,641
LESS: Net unrealized (losses) on available for sale securities	(187,901)	(254,294)	(207,358)	(186,796)	(200,597)
LESS: Noncontrolling interest	(510)	(1,005)	(631)	(551)	(207)
ADD: Adoption of Accounting Standards Update 2016-13	1,345	2,017	2,017	2,017	2,017
Common Equity Tier 1(1)	581,409	569,355	555,106	527,446	521,472
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(410)	(826)	(454)	(404)	(138)
Total Tier 1 capital	594,660	582,190	568,313	540,703	534,995
Allowance for credit losses	53,037	47,960	60,489	55,058	50,853
Subordinated debentures, net of issuance costs	19,617	19,591	19,566	19,540	19,521
Total capital	$667,314	$649,741	$648,368	$615,301	$650,369
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

As of the Periods Indicated (Dollars in thousands)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total stockholders' equity	$729,282	$650,625	$677,721	$673,244	$659,133
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	19,736	20,720	21,830	22,998	24,433
Tangible common equity	400,041	320,400	346,386	340,741	325,195
Less: AOCI	(188,433)	(255,443)	(207,896)	(187,829)	(201,690)
Tangible common equity excluding AOCI	$588,474	$575,843	$554,282	$528,570	$526,885

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, January 24, 2024. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 388353.
The Quarterly Investor Update slide presentation prepared for use in connection with the Company's conference call and earnings webcast is available under the Presentations link in the Investor Relations - Events & Presentations section of the Company's website at www.pathwardfinancial.com. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•KBW Winter Financial Services Conference, Feb. 14-16, 2024 | Boca Raton, FL
•Piper Sandler 2024 Western Financial Services Conference, Feb. 28-Mar. 1, 2024 | Las Vegas, NV
•Raymond James 2024 Institutional Investors Conference, Mar. 3-6, 2024 | Orlando, FL

About Pathward Financial, Inc.
Pathward Financial, Inc. (Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per diluted share guidance, annual effective tax rate and related performance expectations; progress on key strategic initiatives; expected results of our partnerships; our goals regarding the addition of recurring revenue and related expected performance impacts; expected nonperforming loan resolutions and net charge off rates; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East, weather-related disasters, or public health events, such as the COVID-19 pandemic, and any governmental or societal responses thereto; our ability to achieve brand recognition for the Bank equal to or greater than we enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, funding costs and loan and securities portfolios; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; our liquidity and capital positions, including the sufficiency of our liquidity; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value and acceptance of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2023, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update, revise or clarify any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$671,630	$375,580	$515,271	$432,598	$369,169
Securities available for sale, at fair value	1,850,581	1,804,228	1,914,271	1,825,563	1,847,778
Securities held to maturity, at amortized cost	35,440	36,591	37,725	38,713	40,565
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	23,694	28,210	30,890	29,387	28,812
Loans held for sale	69,518	77,779	87,351	24,780	17,148
Loans and leases	4,426,281	4,366,116	4,072,899	3,725,616	3,509,730
Allowance for credit losses	(53,785)	(49,705)	(81,916)	(84,304)	(52,592)
Accrued interest receivable	27,080	23,282	22,332	22,434	20,170
Premises, furniture, and equipment, net	38,270	39,160	38,601	39,735	41,029
Rental equipment, net	228,916	211,750	224,212	210,844	231,129
Goodwill and intangible assets	329,241	330,225	331,335	332,503	333,938
Other assets	280,571	292,327	265,654	270,387	272,349
Total assets	$7,927,437	$7,535,543	$7,458,625	$6,868,256	$6,659,225

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,936,055	6,589,182	6,306,976	5,902,696	5,789,132
Short-term borrowings	—	13,000	230,000	43,000	—
Long-term borrowings	33,614	33,873	34,178	34,543	34,977
Accrued expenses and other liabilities	228,486	248,863	209,750	214,773	175,983
Total liabilities	7,198,155	6,884,918	6,780,904	6,195,012	6,000,092

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	260	262	266	271	282
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	629,737	628,500	625,825	623,250	620,681
Retained earnings	293,463	278,655	267,100	245,046	246,891
Accumulated other comprehensive loss	(188,433)	(255,443)	(207,896)	(187,829)	(201,690)
Treasury stock, at cost	(5,235)	(344)	(6,943)	(6,943)	(6,824)
Total equity attributable to parent	729,792	651,630	678,352	673,795	659,340
Noncontrolling interest	(510)	(1,005)	(631)	(551)	(207)
Total stockholders’ equity	729,282	650,625	677,721	673,244	659,133
Total liabilities and stockholders’ equity	$7,927,437	$7,535,543	$7,458,625	$6,868,256	$6,659,225

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	December 31, 2023	September 30, 2023	December 31, 2022
Interest and dividend income:
Loans and leases, including fees	$94,963	$90,085	$68,396
Mortgage-backed securities	10,049	10,225	10,412
Other investments	10,886	9,332	6,252
	115,898	109,642	85,060
Interest expense:
Deposits	3,526	1,954	142
FHLB advances and other borrowings	2,336	2,754	861
	5,862	4,708	1,003

Net interest income	110,036	104,934	84,057

Provision for credit loss	9,890	9,042	9,776

Net interest income after provision for credit loss	100,146	95,892	74,281

Noninterest income:
Refund transfer product fees	422	308	677
Refund advance fee income	111	(252)	617
Card and deposit fees	30,750	31,233	37,718
Rental income	13,459	14,562	12,708
Gain on sale of trademarks	—	—	10,000
Gain on sale of other	2,840	2,006	502
Other income	5,179	8,194	3,555
Total noninterest income	52,761	56,051	65,777

Noninterest expense:
Compensation and benefits	46,652	46,352	43,017
Refund transfer product expense	192	28	105
Refund advance expense	30	(6)	27
Card processing	34,584	29,549	22,683
Occupancy and equipment expense	8,848	9,274	8,312
Operating lease equipment depreciation	10,423	10,846	9,628
Legal and consulting	4,892	7,633	9,459
Intangible amortization	984	1,110	1,258
Impairment expense	—	—	24
Other expense	12,669	13,416	10,546
Total noninterest expense	119,274	118,202	105,059

Income before income tax expense	33,633	33,741	34,999

Income tax expense (benefit)	5,719	(2,672)	6,577

Net income before noncontrolling interest	27,914	36,413	28,422
Net income attributable to noncontrolling interest	257	507	580
Net income attributable to parent	$27,657	$35,906	$27,842

Less: Allocation of Earnings to participating securities(1)	220	531	402
Net income attributable to common shareholders(1)	27,437	35,374	27,440
Earnings per common share:
Basic	$1.06	$1.37	$0.98
Diluted	$1.06	$1.36	$0.98
Shares used in computing earnings per common share:
Basic	25,776,845	25,883,807	28,024,541
Diluted	25,801,538	25,991,449	28,086,823
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2023			2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$337,975	$4,103	4.83%	$226,004	$1,716	3.01%
Mortgage-backed securities	1,486,854	10,049	2.69%	1,571,022	10,412	2.63%
Tax exempt investment securities	136,470	930	3.43%	154,754	980	3.18%
Asset-backed securities	250,172	3,565	5.67%	155,988	1,149	2.92%
Other investment securities	284,625	2,288	3.20%	301,738	2,407	3.17%
Total investments	2,158,121	16,832	3.15%	2,183,503	14,948	2.76%
Commercial finance	3,762,910	75,345	7.97%	3,010,868	58,100	7.66%
Consumer finance	362,935	10,585	11.60%	198,372	4,313	8.63%
Tax services	28,050	(11)	(0.16)%	25,231	57	0.90%
Warehouse finance	381,931	9,044	9.42%	290,454	5,926	8.09%
Total loans and leases	4,535,826	94,963	8.33%	3,524,924	68,396	7.70%
Total interest-earning assets	$7,031,922	$115,898	6.57%	$5,934,431	$85,059	5.70%
Noninterest-earning assets	543,418			589,580
Total assets	$7,575,340			$6,524,011

Interest-bearing liabilities:
Interest-bearing checking	$426	$—	0.34%	$447	$—	0.33%
Savings	54,783	6	0.04%	62,607	6	0.04%
Money markets	183,255	576	1.25%	138,872	78	0.22%
Time deposits	5,517	4	0.25%	7,199	2	0.11%
Wholesale deposits	211,281	2,940	5.54%	5,712	56	3.89%
Total interest-bearing deposits	455,262	3,526	3.08%	214,837	142	0.26%
Overnight fed funds purchased	117,153	1,656	5.62%	24,783	244	3.91%
Subordinated debentures	19,600	357	7.24%	19,593	357	7.22%
Other borrowings	14,178	323	9.07%	15,817	260	6.53%
Total borrowings	150,931	2,336	6.16%	60,193	861	5.67%
Total interest-bearing liabilities	606,193	5,862	3.85%	275,030	1,003	1.45%
Noninterest-bearing deposits	6,102,928	—	—%	5,421,821	—	—%
Total deposits and interest-bearing liabilities	$6,709,121	$5,862	0.35%	$5,696,851	$1,003	0.07%
Other noninterest-bearing liabilities	210,468			178,789
Total liabilities	6,919,589			5,875,640
Shareholders' equity	655,751			648,371
Total liabilities and shareholders' equity	$7,575,340			$6,524,011
Net interest income and net interest rate spread including noninterest-bearing deposits		$110,036	6.22%		$84,057	5.63%

Net interest margin			6.23%			5.62%
Tax-equivalent effect			0.01%			0.02%
Net interest margin, tax-equivalent(2)			6.24%			5.64%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2023 and 2022 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Equity to total assets	9.20%	8.63%	9.09%	9.80%	9.90%
Book value per common share outstanding	$28.06	$24.85	$25.54	$24.88	$23.36
Tangible book value per common share outstanding	$15.39	$12.24	$13.05	$12.59	$11.53
Tangible book value per common share outstanding excluding AOCI	$22.64	$21.99	$20.89	$19.54	$18.68
Common shares outstanding	25,988,230	26,183,583	26,539,272	27,055,727	28,211,239
Nonperforming assets to total assets	0.53%	0.77%	0.55%	0.44%	0.68%
Nonperforming loans and leases to total loans and leases	0.88%	1.26%	0.93%	0.76%	1.16%
Net interest margin	6.23%	6.19%	6.18%	6.12%	5.62%
Net interest margin, tax-equivalent	6.24%	6.21%	6.20%	6.14%	5.64%
Return on average assets	1.46%	1.97%	2.61%	2.99%	1.71%
Return on average equity	16.87%	21.12%	26.26%	32.68%	17.18%
Full-time equivalent employees	1,218	1,193	1,186	1,164	1,150

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended
(Dollars in Thousands, Except Share and Per Share Data)	December 31, 2022
Net Income - GAAP	$27,842
Less: Gain on sale of trademarks	10,000
Add: Rebranding expenses	3,737
Add: Separation related expenses	11
Add: Income tax effect resulting from the above listed items	1,575
Adjusted net income	$23,165
Less: Adjusted allocation of earnings to participating securities	335
Adjusted Net income attributable to common shareholders	22,830
Weighted average diluted common shares outstanding	28,086,823
Adjusted earnings per common share - diluted	$0.81

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	December 31, 2023	September 30, 2023	December 31, 2022
Average interest earning assets	$7,031,922	$6,724,185	$5,934,431
Net interest income	$110,036	$104,935	$84,057
Net interest margin	6.23%	6.19%	5.62%
Quarterly average total deposits	$6,558,190	$6,204,934	$5,636,658
Deposit interest expense	$3,526	$1,954	$142
Cost of deposits	0.21%	0.12%	0.01%

Adjusted Net Interest Margin and Adjusted Cost of Deposits
Average interest earning assets	$7,031,922	$6,724,185	$5,934,431
Net interest income	110,036	104,935	84,057
Less: Contractual, rate-related processing expense	26,793	22,473	13,985
Adjusted net interest income	$83,243	$82,462	$70,072
Adjusted net interest margin	4.71%	4.87%	4.68%
Average total deposits	$6,558,190	$6,204,934	$5,636,658
Deposit interest expense	3,526	1,954	142
Add: Contractual, rate-related processing expense	26,793	22,473	13,985
Adjusted deposit expense	$30,319	$24,427	$14,128
Adjusted cost of deposits	1.84%	1.56%	1.00%